Exhibit 99.1
FOR IMMEDIATE RELEASE – October 24, 2024
Carter Bankshares, Inc. Announces Third Quarter 2024 Financial Results
Martinsville, VA, October 24, 2024 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced quarterly net income of $5.6 million, or $0.24 diluted earnings per share (“EPS”), for the third quarter of 2024 compared to net income of $4.8 million, or $0.21 diluted EPS, for the second quarter of 2024 and net income of $3.6 million, or $0.16 diluted EPS, for the third quarter of 2023. The pre-tax pre-provision income1 was $6.8 million for the third quarter of 2024, $6.2 million for the second quarter of 2024 and $5.4 million for the third quarter of 2023.
For the nine months ended September 30, 2024, net income was $16.2 million, or $0.70 diluted EPS, compared to net income of $25.3 million, or $1.07 diluted EPS for the same period in 2023. Pre-tax pre-provision income1 was $20.2 million and $33.5 million for the nine months ended September 30, 2024 and 2023, respectively.
During the third quarter of 2024, the Company obtained a voluntary stipulation of dismissal of the lawsuit filed against the Bank in the United States District Court for the Western District of Virginia (Danville Division) on February 10, 2024 (the “GLAS Trust Lawsuit”) by GLAS Trust Company, LLC, in its capacity as Note Trustee (“GLAS Trust”) “with prejudice.” Accordingly, GLAS Trust may not bring any future legal action in any court based on the facts alleged in the GLAS Trust Lawsuit. Moreover, in connection with the dismissal of the GLAS Trust Lawsuit, GLAS Trust and certain affiliates and parties on whose behalf it is acting have executed a release that waives any and all causes of action of any kind that they might claim to have against the Bank.
The dismissal of the GLAS Trust Lawsuit ended all pending litigation brought against the Bank by GLAS Trust in connection with the Bank’s lending relationship with James C. Justice, II and the entities in which he has an interest (collectively, the “Justice Entities”). Also in connection with the dismissal of the GLAS Trust Lawsuit, the Justice Entities executed documents reaffirming the legality, validity and binding nature of all loan documents they have executed in favor of the Bank.
The Company tendered a payment (the “Settlement Payment”) in consideration of the voluntary dismissal of the GLAS Trust Lawsuit. In light of the fact that certain of the Justice Entities had previously agreed to indemnify the Bank against the claims asserted in the GLAS Trust Lawsuit, certain of the Justice Entities executed a promissory note in favor of the Bank further evidencing this indemnification obligation as related to the Settlement Payment. This promissory note was recognized as a principal charge-off due to the nonperforming status of the Bank’s loans with the Justice Entities, and because the settled claims related to allegedly preferential payments made on those nonperforming loans.
The Company’s financial results continue to be significantly impacted by placing loans contained in the Bank's Other segment on nonaccrual status during the second quarter of 2023. The Bank’s loans to the Justice Entities, remain the Bank's largest lending relationship and comprise the significant majority of the Other segment. As a result, interest income was negatively impacted by $8.8 million and $9.3 million during the third quarter of 2024 and 2023, respectively. Interest income has been negatively impacted by $57.2 million in the aggregate since placement of these loans on nonaccrual status during the second quarter of 2023.
Financial Highlights as of and for the Three and Nine Months Ended September 30, 2024
•At September 30, 2024, nonperforming loans declined by $12.5 million to $287.7 million compared to June 30, 2024. Nonperforming loans to total portfolio loans were 8.00%, 8.46% and 9.04% for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. The decline in nonperforming loans during the third quarter of 2024 is primarily due to $13.2 million of curtailment payments made by the Bank’s largest nonperforming lending relationship;

•The allowance for credit losses to total portfolio loans were 2.25%, 2.72% and 2.77% at September 30, 2024, June 30, 2024 and September 30, 2023, respectively. The decrease is primarily related to the updated analysis of the individually evaluated loans, a $15.0 million charge-off related to the Other segment of the loan portfolio, and $1.7 million of Other segment specific reserves released in connection with $13.2 million of curtailment payments in accordance with the Forbearance Agreement currently in place;
•Total portfolio loans increased $46.3 million, or 5.2% on an annualized basis, to $3.6 billion at September 30, 2024 compared to June 30, 2024 and increased $184.9 million, or 5.4%, compared to September 30, 2023;
•Total deposits increased $203.8 million, or 20.9% on an annualized basis, compared to June 30, 2024 and increased $525.5 million, or 14.8%, compared to September 30, 2023 of which $100.5 million were new brokered certificates of deposit (“CDs”) in the third quarter of 2024;
•Federal Home Loan Bank (“FHLB”) borrowings decreased $148.0 million to $90.0 million at September 30, 2024 as compared to June 30, 2024 due to deposit growth;
•Net interest income totaled $28.8 million, an increase of $0.7 million, or 2.5% compared to the prior quarter, and an increase of $1.4 million, or 5.1% compared to the year ago period. Net interest margin, on a fully taxable equivalent (“FTE”) basis3, increased three basis points to 2.59% for the third quarter of 2024, compared to 2.56% for the prior quarter and increased five basis points from the year ago quarter. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023; and
•The efficiency ratio was 80.17%, 81.62% and 83.52% for the quarters ended September 30, 2024, June 30, 2024 and September 30, 2023, respectively. The efficiency ratio was impacted primarily by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023.
Positive developments continued in the third quarter with respect to legal actions and our large nonperforming relationship. “As previously noted, the lawsuit filed by GLAS Trust Company, LLC was voluntarily dismissed with prejudice during the third quarter of 2024, and the Justice Entities have continued to curtail their debt owed to the Bank in accordance with the Forbearance Agreement currently in place. These are favorable outcomes for our Company and represent continued progress towards the ultimate resolution of our large nonperforming relationship. We remain committed to resolving this lending relationship in a manner that best protects the Company, the Bank and shareholders”, stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “Although the large nonperforming lending relationship continues to have a negative impact on our financial and credit metrics, aside from this impact, our financial performance and asset quality metrics remain solid. We continue to feel positive about the fundamentals of the Company and the structure of our balance sheet. Capital and liquidity levels continue to be strong, and loan production was solid in the third quarter, although much of this production was construction lending which has a lag time before it is fully funded and earning interest. Our loan production pipeline also remains solid, providing good visibility through year end. Deposit growth is occurring in most categories, with the majority of growth coming from increases in interest checking and CD accounts. During the third quarter, the Federal Reserve cut short-term interest rates 50 basis points. We expect an immediate decline in the cost of funds in the fourth quarter from this recent rate cut. Our balance sheet is slightly liability sensitive and is well positioned so that a declining interest rate environment should positively impact our margin. We also expect that our net interest margin will return to a more normalized level once the large nonperforming lending relationship is fully resolved.”

Operating Highlights
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 8.00%, 8.46% and 9.04% as of September 30, 2024, June 30, 2024 and September 30, 2023, respectively. At September 30, 2024, nonperforming loans decreased $12.5 million to $287.7 million since June 30, 2024. The decrease was primarily due to $13.2 million of curtailment payments made by the Bank’s largest nonperforming lending relationship during the third quarter of 2024.
During the second quarter of 2023, the Company placed commercial loans in the other segment of the Company’s loan portfolio relating to the Bank’s largest lending relationship with a current aggregate principal amount of $280.9 million on nonaccrual status due to loan maturities and failure to pay in full. This nonperforming relationship represents 97.6% of total nonperforming loans and 7.8% of total portfolio loans at September 30, 2024.
During the second and third quarters of 2024, $7.8 million and $13.2 million of curtailments, respectively, have decreased the aggregate nonperforming loan balance outstanding to the Bank from $301.9 million at March 31, 2024 to $280.9 million at September 30, 2024. The Company continues to believe it is well secured based on the net carrying value of the credit relationship and it has appropriately reserved for potential credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans. The Company has specific reserves of $36.9 million at September 30, 2024 with respect to such loans as compared to $52.9 million at June 30, 2024. The decline was driven by updated analysis of the credit relationship during the third quarter of 2024 using the discounted cash flow model with updated assumptions and inputs regarding the credit relationship, legal risk and related risks. The updated analysis and the impact on the specific reserves contributed to the decrease in the provision for credit losses during the third quarter of 2024 as compared to the prior quarter.
The provision for credit losses decreased $0.9 million and $1.5 million in the third quarter of 2024 compared to the second quarter of 2024 and the third quarter of 2023, respectively. The decrease in the provision for credit losses as compared to the second quarter of 2024 was primarily driven by the updated analysis of the individually evaluated loans and $1.7 million of other segment reserves released due to the aforementioned $13.2 million of curtailment payments during the third quarter of 2024, offset by loan growth in the third quarter of 2024.
The provision for unfunded commitments in the third quarter of 2024 was a provision of $191 thousand compared to a recovery of $236 thousand in the second quarter of 2024 and a recovery of $130 thousand in the third quarter of 2023. The increase was due to increased commitments in construction loans during the third quarter of 2024.
Net Interest Income
Net interest income increased $0.7 million to $28.8 million compared to the second quarter of 2024 and increased $1.4 million compared to the third quarter of 2023. Net interest margin, on a FTE basis3, increased three basis points to 2.59% compared to the second quarter of 2024 and increased five basis points compared to the third quarter of 2023. The increase in interest-earning income was primarily due to a 17 basis point increase in the yield on average loans from 5.26% in the second quarter of 2024 to 5.43% in the third quarter of 2024, as well as a higher average loan balance.
Net interest margin, on an FTE basis3, continues to be negatively impacted by funding costs. Total interest-bearing deposit costs increased 18 basis points to 3.05% compared to 2.87% in the second quarter of 2024. The higher interest-bearing deposit costs were primarily due to growth in average certificates of deposits of $104.0 million and interest-bearing demand of $71.9 million compared to the second quarter of 2024. The increase in deposit costs is offset by total average borrowings which decreased $110.1 million to $181.5 million compared to $291.6 million in the second quarter of 2024 due to higher average deposit balances. Total borrowing costs declined 20 basis points to 5.00% compared to 5.20% in the second quarter of 2024.
Net interest income decreased $9.6 million, or 10.1%, to $85.3 million for the nine months ended September 30, 2024 compared to the same period in 2023, reflecting the impact of rising rates on funding costs more than offsetting loan growth and higher loan and securities yields. Net interest margin, on an FTE basis3, decreased 41 basis points to 2.59% for the nine months ended September 30, 2024 compared to 3.00% for the same period in 2023. Funding costs increased 104 basis points, offset by an increase of 43 basis points on the yield on earning assets for the nine months ended September 30, 2024 compared to the same period in 2023.
The decline in net interest income and net interest margin were significantly driven by the aforementioned large nonperforming lending relationship, which negatively impacted interest income by $27.2 million for the nine months ended September 30, 2024 as compared to $20.7 million for the same period in 2023. During the nine months ended September 30, 2024, $956.0 million of CDs matured and repriced from an average rate of 4.13% to an average rate of 4.44%.
Our balance sheet is currently exhibiting characteristics of a slightly liability sensitive position due to the short-term nature of our deposit portfolio and FHLB borrowings. Specifically, 82.46% of our CD portfolio and 50.0% of our outstanding FHLB borrowings will mature and reprice over the next twelve months. This strategy gives us flexibility to manage the structure and pricing of our deposit and borrowing portfolios to reduce future funding costs should the Federal Open Market Committee (“FOMC”) continue cutting short-term rates in the future.
Noninterest Income
For the third quarter of 2024, total noninterest income was $5.4 million, a decrease of $0.1 million, or 2.0%, from the second quarter of 2024 and an increase of $0.2 million, or 2.9%, compared to the third quarter of 2023. For the nine months ended September 30, 2024, total noninterest income was $16.0 million, an increase of $1.0 million, or 6.4%, from the same period in 2023.
The decrease of $0.1 million in noninterest income compared to the second quarter of 2024 primarily related to a decrease of $0.2 million in other noninterest income as a result of community development grants received in the second quarter of 2024, offset by an increase of $0.1 million in insurance commissions due to higher activity. The increases compared to the third quarter of 2023 and the nine months ended September 30, 2023 were also related to higher insurance commissions in the current period.
Noninterest Expense
For the third quarter of 2024, total noninterest expense remained flat at $27.4 million compared to the second quarter of 2024 and increased $0.2 million, or 0.6% from the third quarter of 2023. For the nine months ended September 30, 2024, total noninterest expenses was $81.1 million, an increase of $4.7 million, or 6.2%, from the same period in 2023.
As compared to the second quarter of 2024, the significant variances offset one another with decreases in other noninterest expense and professional and legal fees, offset by increases in salaries and employee benefits, occupancy expenses and data processing expenses that net to a decrease of less than $0.1 million.
Total noninterest expense increased $0.2 million compared to the third quarter of 2023 due to similar significant variances to the prior quarter of 2024. The increases in salaries and employee benefits resulted from higher salary expenses due to fewer open positions in retail, job grade assessment increases and normal merit increases of $0.6 million. The increase in occupancy expenses, net of $0.4 million was due to new software license and depreciation expense in the third quarter of 2024, and the increase in data processing expenses of $0.3 million relates primarily to general inflationary cost increases for existing and new service agreements. These increases were offset by decreases of $1.1 million in other noninterest expense related to a gain of $0.5 million on a closed office that was sold in the third quarter of 2024, write-downs of $0.6 million on three legacy other real estate owned (“OREO”) properties and write-downs of $0.2 million on two additional closed offices in the third quarter of 2023. The decrease in professional and legal fees related to reimbursement of expenses in connection with the current forbearance agreement with the large nonperforming lending relationship.
The most significant increases for the nine months ended September 30, 2024 compared to the same period in 2023, included similar variances to the year ago quarter. However, the year-to-date variance was also impacted by an increase of $2.1 million in FDIC insurance expense, which was a direct result of the aforementioned large nonperforming lending relationship. The similar variances were an increase of $1.8 million in salaries and employee benefits, an increase of $0.9 million in occupancy expenses, and an increase of $0.6 million in data processing expenses. Debit card expense also increased $0.4 million related to discounts received in March of 2023. Offsetting these increases was a $1.6 million decline in other noninterest expenses which include the gains on the sale and write-downs on OREO properties mentioned above in the third quarter of 2024, but also includes gains of $0.3 million on two other closed offices sold in the first quarter of 2024, previously written down in the third quarter of 2023.
Financial Condition
Cash and due from banks increased $43.3 million to $105.0 million at September 30, 2024 compared to $61.7 million at June 30, 2024 primarily due to higher excess cash on hand in the third quarter of 2024. The available-for-sale securities portfolio decreased $3.7 million and is currently 16.1% of total assets at September 30, 2024 compared to 16.5% of total assets at June 30, 2024. The decrease is due to maturities deployed into higher yielding loan assets during the three months ended September 30, 2024.
Total portfolio loans increased $46.3 million, or 5.2% on an annualized basis, to $3.6 billion at September 30, 2024 compared to June 30, 2024. The increase in loans primarily related to growth in commercial real estate loans of $56.6 million offset by the aforementioned $13.2 million of curtailment payments compared to June 30, 2024.
Total deposits increased $203.8 million, or 20.9% on an annualized basis, to $4.1 billion at September 30, 2024 compared to June 30, 2024. Deposits increased primarily due to growth in CDs of $167.9 million, an increase of $83.6 million in interest-bearing demand accounts, and an increase of $3.7 million in money market accounts, offset by a decrease of $27.0 million in savings accounts, and a decrease of $24.4 million in noninterest-bearing demand accounts. The Company had $216.1 million brokered CDs at September 30, 2024 and $115.6 million at June 30, 2024, as a result of $100.5 million new brokered CDs.
FHLB borrowings decreased $148.0 million to $90.0 million at September 30, 2024 compared to $238.0 million at June 30, 2024 primarily due to a decline in overnight borrowings, offset by $100.5 million of new brokered CDs during the third quarter of 2024, as well as deposit growth.
As of September 30, 2024, approximately 82.7% of our total deposits of $4.1 billion were insured under standard FDIC insurance coverage limits, and approximately 17.3% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. As of June 30, 2024, approximately 82.8% of our total deposits of $3.9 billion were insured under standard FDIC insurance coverage limits, and approximately 17.2% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. The Company had no outstanding federal funds purchased at September 30, 2024 and June 30, 2024.
Capitalization and Liquidity
The Company remained well capitalized as of September 30, 2024. The Company’s Tier 1 Capital ratio was 10.83% at September 30, 2024 compared to 10.95% at June 30, 2024. The Company’s leverage ratio was 9.53% at September 30, 2024 compared to 9.43% at June 30, 2024. The Company’s Total Risk-Based Capital ratio was 12.09% at September 30, 2024 compared to 12.22% at June 30, 2024.

At September 30, 2024, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.2 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $791.4 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $30.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these fed funds lines as of September 30, 2024. In addition to the above funding resources, the Company also has $433.3 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.6 billion in assets and 65 branches in Virginia and North Carolina. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and may include statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;

•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on commercial real estate loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the war between Israel and Hamas and the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;

•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to recent large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key employees;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
investorrelations@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $61,603 at September 30, 2024, $21,364 at June 30, 2024 and $17,438 at September 30, 2023.	$104,992	$61,746	$55,398
Securities Available-for-Sale, at Fair Value	742,635	746,325	793,389
Equity Securities	5,207	5,063	—
Loans Held-for-Sale	390	—	—
Portfolio Loans	3,595,861	3,549,521	3,410,940
Allowance for Credit Losses	(80,909)	(96,686)	(94,474)
Portfolio Loans, net	3,514,952	3,452,835	3,316,466

Bank Premises and Equipment, net	73,433	73,347	73,932
Other Real Estate Owned, net	1,512	2,501	3,765
Federal Home Loan Bank Stock, at Cost	7,437	14,467	27,361
Bank Owned Life Insurance	59,203	58,828	57,762
Other Assets	103,674	117,397	124,095
Total Assets	$4,613,435	$4,532,509	$4,452,168

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$628,901	$653,296	$664,819
Interest-Bearing Demand	649,005	565,465	469,904
Money Market	504,206	500,475	426,172
Savings	372,881	399,833	487,105
Certificates of Deposit	1,930,075	1,762,232	1,511,554
Total Deposits	4,085,068	3,881,301	3,559,554
Federal Home Loan Bank Borrowings	90,000	238,000	514,135
Reserve for Unfunded Commitments	3,105	2,914	2,606
Other Liabilities	48,437	45,883	45,252
Total Liabilities	4,226,610	4,168,098	4,121,547

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
23,072,014 outstanding at September 30, 2024,
23,072,750 outstanding at June 30, 2024 and 22,955,753 at September 30, 2023	23,072	23,073	22,956
Additional Paid-in Capital	91,732	91,274	90,254
Retained Earnings	325,326	319,697	310,971
Accumulated Other Comprehensive Loss	(53,305)	(69,633)	(93,560)
Total Shareholders’ Equity	386,825	364,411	330,621
Total Liabilities and Shareholders’ Equity	$4,613,435	$4,532,509	$4,452,168

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.49%	0.43%	0.33%
Return on Average Assets (YTD Annualized)	0.48%	0.47%	0.78%
Return on Average Shareholders' Equity (QTD Annualized)	5.99%	5.40%	4.19%
Return on Average Shareholders' Equity (YTD Annualized)	5.99%	5.99%	9.71%
Portfolio Loans to Deposit Ratio	88.02%	91.45%	95.82%
Allowance for Credit Losses to Total Portfolio Loans	2.25%	2.72%	2.77%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.38%	8.04%	7.43%
Tier 1 Leverage Ratio	9.53%	9.43%	9.70%
Risk-Based Capital - Tier 1	10.83%	10.95%	11.20%
Risk-Based Capital - Total	12.09%	12.22%	12.46%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$56,595	$54,583	$48,886	$165,227	$144,557
Interest Expense	27,797	26,491	21,492	79,918	49,667
NET INTEREST INCOME	28,798	28,092	27,394	85,309	94,890

(Recovery) Provision for Credit Losses	(432)	491	1,105	75	2,605
Provision (Recovery) for Unfunded Commitments	191	(236)	(130)	(88)	314
NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR CREDIT LOSSES	29,039	27,837	26,419	85,322	91,971

NONINTEREST INCOME
Gains (Losses) on Sales of Securities, net	—	36	(1)	36	(10)
Service Charges, Commissions and Fees	1,820	1,852	1,783	5,547	5,380
Debit Card Interchange Fees	1,907	1,933	1,902	5,926	5,941
Insurance Commissions	1,063	934	868	2,611	1,550
Bank Owned Life Insurance Income	375	365	348	1,088	1,028
Commercial Loan Swap Fee Income	—	—	—	—	114
Other	257	413	370	792	1,030
TOTAL NONINTEREST INCOME	5,422	5,533	5,270	16,000	15,033

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,603	14,216	13,956	43,019	41,257
Occupancy Expense, net	3,944	3,793	3,547	11,485	10,548
FDIC Insurance Expense	1,529	1,566	1,368	4,782	2,711
Other Taxes	878	896	856	2,680	2,446
Advertising Expense	585	528	363	1,470	1,133
Telephone Expense	324	342	500	1,083	1,339
Professional and Legal Fees	1,193	1,542	1,512	4,248	4,005
Data Processing	1,337	1,234	1,076	3,462	2,854
Debit Card Expense	889	808	816	2,453	2,066
Other	2,151	2,521	3,288	6,454	8,035
TOTAL NONINTEREST EXPENSE	27,433	27,446	27,282	81,136	76,394

INCOME BEFORE INCOME TAXES	7,028	5,924	4,407	20,186	30,610
Income Tax Provision	1,399	1,121	780	3,943	5,338
NET INCOME	$5,629	$4,803	$3,627	$16,243	$25,272

Shares Outstanding, at End of Period	23,072,014	23,072,750	22,955,753	23,072,014	22,955,753
Average Shares Outstanding-Basic & Diluted	22,832,619	22,826,510	22,946,179	22,810,114	23,407,071
PER SHARE DATA
Basic Earnings Per Common Share*	$0.24	$0.21	$0.16	$0.70	$1.07
Diluted Earnings Per Common Share*	$0.24	$0.21	$0.16	$0.70	$1.07
Book Value	$16.77	$15.79	$14.40	$16.77	$14.40
Market Value	$17.39	$15.12	$12.53	$17.39	$12.53

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.58%	2.55%	2.52%	2.57%	2.98%
Efficiency Ratio	80.17%	81.62%	83.52%	80.09%	69.50%
PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.59%	2.56%	2.54%	2.59%	3.00%
Adjusted Efficiency Ratio[4] (non-GAAP)	80.65%	81.33%	79.55%	80.33%	67.88%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	September 30, 2024			June 30, 2024			September 30, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$43,817	$597	5.42%	$31,083	$420	5.43%	$12,652	$172	5.39%
Tax-Free Investment Securities[3]	11,740	84	2.85%	11,779	86	2.94%	27,594	203	2.92%
Taxable Investment Securities	815,885	7,266	3.54%	841,787	7,721	3.69%	893,386	7,793	3.46%
Total Securities	827,625	7,350	3.53%	853,566	7,807	3.68%	920,980	7,996	3.44%
Tax-Free Loans[3]	99,810	815	3.25%	105,487	854	3.26%	120,670	972	3.20%
Taxable Loans	3,464,899	47,813	5.49%	3,430,330	45,395	5.32%	3,243,663	39,578	4.84%
Total Loans	3,564,709	48,628	5.43%	3,535,817	46,249	5.26%	3,364,333	40,550	4.78%
Federal Home Loan Bank Stock	11,304	210	7.39%	16,611	304	7.36%	22,425	415	7.34%
Total Interest-Earning Assets	4,447,455	56,785	5.08%	4,437,077	54,780	4.97%	4,320,390	49,133	4.51%
Noninterest Earning Assets	108,760			91,648			88,805
Total Assets	$4,556,215			$4,528,725			$4,409,195

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$604,630	$2,838	1.87%	$532,700	$1,689	1.28%	$475,939	$720	0.60%
Money Market	502,008	4,012	3.18%	510,828	3,926	3.09%	430,954	2,495	2.30%
Savings	386,698	153	0.16%	411,457	145	0.14%	504,697	140	0.11%
Certificates of Deposit	1,835,329	18,515	4.01%	1,731,358	16,963	3.94%	1,486,165	11,973	3.20%
Total Interest-Bearing Deposits	3,328,665	25,518	3.05%	3,186,343	22,723	2.87%	2,897,755	15,328	2.10%
Federal Home Loan Bank Borrowings	171,424	2,143	4.97%	283,154	3,675	5.22%	447,287	5,986	5.31%
Federal Funds Purchased	—	—	—%	—	—	—%	7,550	107	5.62%
Other Borrowings	10,070	136	5.37%	8,460	93	4.42%	6,131	71	4.59%
Total Borrowings	181,494	2,279	5.00%	291,614	3,768	5.20%	460,968	6,164	5.31%
Total Interest-Bearing Liabilities	3,510,159	27,797	3.15%	3,477,957	26,491	3.06%	3,358,723	21,492	2.54%
Noninterest-Bearing Liabilities	672,208			693,336			707,445
Shareholders' Equity	373,848			357,432			343,027
Total Liabilities and Shareholders' Equity	$4,556,215			$4,528,725			$4,409,195
Net Interest Income[3]		$28,988			$28,289			$27,641
Net Interest Margin[3]			2.59%			2.56%			2.54%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	September 30, 2024			September 30, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$33,049	$1,352	5.46%	$15,550	$587	5.05%
Tax-Free Investment Securities[3]	11,779	255	2.89%	28,189	618	2.93%
Taxable Investment Securities	836,993	22,730	3.63%	908,670	22,874	3.37%
Total Securities	848,772	22,985	3.62%	936,859	23,492	3.35%
Tax-Free Loans[3]	105,569	2,566	3.25%	126,578	3,041	3.21%
Taxable Loans	3,434,407	138,025	5.37%	3,158,888	117,235	4.96%
Total Loans	3,539,976	140,591	5.31%	3,285,466	120,276	4.89%
Federal Home Loan Bank Stock	16,089	892	7.41%	18,685	970	6.94%
Total Interest-Earning Assets	4,437,886	165,820	4.99%	4,256,560	145,325	4.56%
Noninterest Earning Assets	97,235			92,613
Total Assets	$4,535,121			$4,349,173

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$544,680	$5,639	1.38%	$485,605	$1,876	0.52%
Money Market	512,539	11,934	3.11%	440,700	5,607	1.70%
Savings	412,549	435	0.14%	570,538	456	0.11%
Certificates of Deposit	1,734,538	50,950	3.92%	1,388,773	26,690	2.57%
Total Interest-Bearing Deposits	3,204,306	68,958	2.87%	2,885,616	34,629	1.60%
Federal Home Loan Bank Borrowings	273,413	10,637	5.20%	380,023	14,461	5.09%
Federal Funds Purchased	—	—	—%	9,062	354	5.22%
Other Borrowings	8,749	323	4.93%	6,247	223	4.77%
Total Borrowings	282,162	10,960	5.19%	395,332	15,038	5.09%
Total Interest-Bearing Liabilities	3,486,468	79,918	3.06%	3,280,948	49,667	2.02%
Noninterest-Bearing Liabilities	686,560			720,181
Shareholders' Equity	362,093			348,044
Total Liabilities and Shareholders' Equity	$4,535,121			$4,349,173
Net Interest Income[3]		$85,902			$95,658
Net Interest Margin[3]			2.59%			3.00%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Commercial
Commercial Real Estate	$1,857,997	$1,801,397	$1,688,947
Commercial and Industrial	241,474	240,611	264,329
Total Commercial Loans	2,099,471	2,042,008	1,953,276
Consumer
Residential Mortgages	782,930	783,903	738,368
Other Consumer	29,813	31,284	36,487
Total Consumer Loans	812,743	815,187	774,855
Construction	399,502	394,926	377,576
Other	284,145	297,400	305,233
Total Portfolio Loans	3,595,861	3,549,521	3,410,940
Loans Held-for-Sale	390	—	—
Total Loans	$3,596,251	$3,549,521	$3,410,940

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Nonaccrual Loans
Commercial Real Estate	$978	$611	$1,265
Commercial and Industrial	1,094	1,084	70
Residential Mortgages	4,482	1,951	2,077
Other Consumer	20	30	22
Construction	231	2,426	2,954
Other	280,905	294,140	301,913
Total Nonperforming Loans	287,710	300,242	308,301
Other Real Estate Owned	1,512	2,501	3,765
Total Nonperforming Assets	$289,222	$302,743	$312,066

Nonperforming Loans to Total Portfolio Loans	8.00%	8.46%	9.04%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	8.04%	8.52%	9.14%
Allowance for Credit Losses to Total Portfolio Loans	2.25%	2.72%	2.77%
Allowance for Credit Losses to Nonperforming Loans	28.12%	32.20%	30.64%
Net Loan Charge-offs QTD	$15,345	$341	$775
Net Loan Charge-offs YTD	$16,218	$873	$1,983
Net Loan Charge-offs (Annualized) to Average Portfolio Loans QTD	1.71%	0.04%	0.09%
Net Loan Charge-offs (Annualized) to Average Portfolio Loans YTD	0.61%	0.05%	0.08%

ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Balance Beginning of Period	$96,686	$96,536	$94,144	$97,052	$93,852
Provision for Credit Losses	(432)	491	1,105	75	2,605
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	21	1	50	40	51
Residential Mortgages	5	4	133	32	203
Other Consumer	421	488	731	1,389	2,039
Construction	1	—	—	157	42
Other	15,000	—	—	15,000	—
Total Charge-offs	15,448	493	914	16,618	2,335
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	1	1	—	3	5
Residential Mortgages	5	22	10	29	12
Other Consumer	97	129	129	368	335
Construction	—	—	—	—	—
Other	—	—	—	—	—
Total Recoveries	103	152	139	400	352
Total Net Charge-offs	15,345	341	775	16,218	1,983
Balance End of Period	$80,909	$96,686	$94,474	$80,909	$94,474

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net Interest Income	$28,798	$28,092	$27,394	$85,309	$94,890
Noninterest Income	5,422	5,533	5,270	16,000	15,033
Noninterest Expense	27,433	27,446	27,282	81,136	76,394
Pre-tax Pre-provision Income (Non-GAAP)	$6,787	$6,179	$5,382	$20,173	$33,529

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net Income	$5,629	$4,803	$3,627	$16,243	$25,272
(Gains) Losses on Sales of Securities, net	—	(36)	1	(36)	10
Less: Equity Security Unrealized Fair Value Gain	(144)	(63)	—	(207)	—
Losses on Sales and Write-downs of Bank Premises, net	9	44	18	54	84
(Gains) Losses on Sales and Write-downs of OREO, net	(502)	(8)	904	(852)	899
Non-recurring one-time Operating expense[5]	—	—	193	—	193
OREO Income	(16)	(20)	(20)	(44)	(54)
Contingent Liability	303	—	—	303	115
Total Tax Effect	73	18	(230)	164	(262)
Adjusted Net Income (Non-GAAP)	$5,352	$4,738	$4,493	$15,625	$26,257

Average Shares Outstanding - diluted	22,832,619	22,826,510	22,946,179	22,810,114	23,407,071
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.23	$0.21	$0.20	$0.69	$1.12
3 Computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2024 and 2023 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest Income (FTE)(Non-GAAP)
Interest and Dividend Income (GAAP)	$56,595	$54,583	$48,886	$165,227	$144,557
Tax Equivalent Adjustment[3]	190	197	247	593	768
Interest and Dividend Income (FTE) (Non-GAAP)	56,785	54,780	49,133	165,820	145,325
Average Earning Assets	4,447,455	4,437,077	4,320,390	4,437,886	4,256,560
Yield on Interest-earning Assets (GAAP)	5.06%	4.95%	4.49%	4.97%	4.54%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.08%	4.97%	4.51%	4.99%	4.56%

Net Interest Income (GAAP)	$28,798	$28,092	$27,394	$85,309	$94,890
Tax Equivalent Adjustment[3]	190	197	247	593	768
Net Interest Income (FTE) (Non-GAAP)	28,988	28,289	27,641	85,902	95,658
Average Earning Assets	4,447,455	4,437,077	4,320,390	4,437,886	4,256,560
Net Interest Margin (GAAP)	2.58%	2.55%	2.52%	2.57%	2.98%
Net Interest Margin (FTE) (Non-GAAP)	2.59%	2.56%	2.54%	2.59%	3.00%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Noninterest Expense	$27,433	$27,446	$27,282	$81,136	$76,394
Less: Losses on Sales and Write-downs of Bank Premises, net	(9)	(44)	(18)	(54)	(84)
Less: Gains (Losses) on Sales and Write-downs of OREO, net	502	8	(904)	852	(899)
Less: Non-recurring one-time Operating Expense[5]	—	—	(193)	—	(193)
Less: Contingent Liability	(303)	—	—	(303)	(115)
Adjusted Noninterest Expense (Non-GAAP)	$27,623	$27,410	$26,167	$81,631	$75,103

Net Interest Income	$28,798	$28,092	$27,394	$85,309	$94,890
Plus: Taxable Equivalent Adjustment[3]	190	197	247	593	768
Net Interest Income (FTE) (Non-GAAP)	28,988	28,289	27,641	85,902	95,658
Less: (Gains) Losses on Sales of Securities, net	—	(36)	1	(36)	10
Less: Equity Security Unrealized Fair Value Gain	(144)	(63)	—	(207)	—
Less: OREO Income	(16)	(20)	(20)	(44)	(54)
Noninterest Income	5,422	5,533	5,270	16,000	15,033
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$34,250	$33,703	$32,892	$101,615	$110,647
Efficiency Ratio (GAAP)	80.17%	81.62%	83.52%	80.09%	69.50%
Adjusted Efficiency Ratio (Non-GAAP)	80.65%	81.33%	79.55%	80.33%	67.88%
5 Non-recurring one-time expense.7te from 2022 to 2023